EXHIBIT 23.15

VIZCACHITAS SALE AGREEMENT

THIS AGREEMENT made the 28th day of October, 2003 is

B E T W E E N:

GENERAL MINERALS CORPORATION LIMITED, a corporation incorporated under the laws of Bermuda

(the “Vendor”)

- and -

LUMINA COPPER CORP., a corporation incorporated under the laws of British Columbia

(the “Purchaser”)

                          WHEREAS the Vendor wishes to sell, and the Purchaser wishes to purchase, the Vendor’s direct and indirect interest in the Property (as hereinafter defined) through (i) the purchase and sale of Vizcachitas Ltd., and (ii) the transfer of one share of Compania Minera Vizcachitas Holdings held in trust by GM Campana Ltd., all on and subject to the terms and conditions of this Agreement;

                          AND WHEREAS the Vendor’s interest in the Property is held through the Vendor’s subsidiary, Compania Minera Vizcachitas Holdings, a corporation incorporated under the laws of Chile, which in turn is owned by Vizcachitas Ltd. and GM Campana Ltd., both corporations incorporated under the laws of the Bahamas, which in turn are owned by the Vendor;

                          NOW THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations, warranties and indemnities of the parties herein set forth and for good and valuable consideration, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.01                  Definitions

                          In this Agreement and in any amendments hereto and in all schedules hereto, unless the context otherwise requires, the following terms shall have the following respective meanings:

(a)	“Agreement” means this agreement and all schedules attached hereto and all amendments made hereto and thereto by written agreement among the parties hereto;

(b)	“BahamasCo” means Vizcachitas Ltd., a corporation incorporated under the laws of Bahamas;

(c)	“BahamasCo Shares” means all of the issued and outstanding shares of BahamasCo;

(d)	“ChileCo” means Compania Minera Vizcachitas Holdings, a corporation incorporated under the laws of Chile;

(e)	“ChileCo Shares” means all of the issued and outstanding shares of ChileCo, of which one is owned by GM Campana Ltd. and one is owned by BahamasCo;

(f)	“Closing Date” means 30 days from the date this Agreement is made, or such other date as contemplated herein or as the parties may mutually agree upon;

(g)	“Encumbrance” means any pledge, lien, charge, security agreement, lease, title retention agreement, mortgage, encumbrance, hypothec, option or adverse claim, of any kind or character whatsoever;

(h)	“Lumina Shares” has the meaning ascribed thereto in Section 2.02(a);

(i)	“Property” means the Vendor’s indirect interest in the property known as “Vizcachitas” consisting of the mining claims and subject to the Encumbrances set out in Schedule A hereto;

(j)	“Purchase Price” shall have the meaning attributed thereto in Section 2.02;

(k)	“Warrant” has the meaning ascribed thereto in Section 2.02(b);

(l)	“Warrant Shares” has the meaning ascribed thereto in Section 2.02(b).

1.02                  Currency

                          All references to currency herein are in the lawful money of Canada.

1.03                  Number and Gender

                          In this Agreement, words importing the singular number shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.04                  Headings

                          The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation hereof.

ARTICLE 2
PURCHASE AND SALE

2.01                  Purchase and Sale

                          Upon and subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell, transfer, assign and set over to the Purchaser and the Purchaser hereby agrees to purchase and acquire from the Vendor for the Purchase Price all of the Vendor’s right, title and interest in and to the BahamasCo Shares and the Vendor agrees to cause GM Campana Ltd. to transfer, assign and set over to the Purchaser, or as the Purchaser may direct, the share of ChileCo held by GM Campana Ltd. in trust.

2.02                  Purchase Price

                          The aggregate purchase price (the “Purchase Price”) hereunder shall be $5.0 Million payable as follows:

(a)	the Purchaser shall issue to the Vendor 500,000 common shares in the capital of the Purchaser (the “Lumina Shares”);

(b)
the Purchaser shall issue to the Vendor a common share purchase warrant (the “Warrant”) entitling the holder thereof to acquire, from time to time, up to 500,000 common shares (the “Warrant Shares”) of the Purchaser upon payment of an exercise price equal to the closing price (less the maximum discount that The TSX Venture Exchange will permit) of the Purchaser’s common shares on The TSX Venture Exchange on the day before the date this Agreement is entered into, the terms of which shall be subject to usual adjustments, and expiring on the date which is four years after the date the Warrant is issued (the “Expiry Date”) which Warrant shall also include the terms set forth in Sections 2.02(c) and (d) hereof;

(c)
in the event the combined value (the “Combined Value”) of the Lumina Shares and the Warrant is, as at the Expiry Date, less than $5.0 Million, the Purchaser will pay the difference (the “Difference Payment”) between the Combined Value and the $5.0 Million to the Vendor in cash; provided that if at any time during the term of the Warrant the Combined Value equals or exceeds $5.0 Million, the Purchaser shall be released from this obligation; and

(d)

in the event the Difference Payment is not paid within 30 days after the Expiry Date, the Purchaser hereby agrees to transfer to the Vendor all of the Purchaser’s then right, title and interest in the Property, as it then exists, including, for greater certainty, any claims or other property interests staked or acquired by the Purchaser and forming part of the property then known as “Vizcachitas” or any successor thereto and the Purchaser grants to the Vendor a security interest in the Property as general and continuing security in respect of such obligation.

For the purposes hereof, the Combined Value shall be calculated by multiplying the number of Lumina Shares and Warrant Shares issuable hereunder by the weighted average trading price of the common shares of the Purchaser on the Toronto Venture Exchange (or such other stock exchange which such common shares are then listed), over the 20 trading days ended on the relevant date, less the aggregate exercise price paid or payable to acquire the Warrant Shares and, if applicable, shall be paid forthwith after the Expiry Date. For greater clarity, for example, if the 20 day weighted average trading price of the common shares of the Purchaser is $5.80, the Lumina Shares and the Warrant Shares (assuming a warrant exercise price of Cdn$1.60 per share) would have a Combined Value of $5.0 Million; $2.9 Million of value ascribed to the Lumina Shares and $2.1 Million of value ascribed to the Warrant Shares, in which event no Difference Payment will be payable.

2.03                  Closing

                          The closing of the transaction contemplated by this Agreement shall take place on the Closing Date at the offices of Gowling Lafleur Henderson LLP, Suite 5800, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3Z7 at which time:

(a)
the Vendor shall deliver or cause to be delivered to the Purchaser the certificate for the BahamasCo Shares, duly endorsed in blank for transfer, and the certificate representing the share of ChileCo held in trust by GM Campana Ltd., duly endorsed in blank for transfer; and

(b)	the Purchaser shall deliver or cause to be delivered to the Vendor the certificates representing the Lumina Shares and the Warrant.

Either party may, on written notice, unilaterally extend the Closing Date by a period not to exceed 30 days in the event such party is not satisfied that their conditions of closing have been satisfied.

2.04                  Hold Periods

                          The Vendor acknowledges that the Lumina Shares, the Warrants and the Warrant Shares may be subject to a hold period under Canadian securities laws. The Purchaser represents that such securities will be subject to a hold period expiring on the date which is four months after the Closing Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.01                  Representations and Warranties of the Vendor

                          The Vendor represents and warrants to the Purchaser as set out in Schedule B and as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with the purchase by the Purchaser contemplated herein:

(a)
The Vendor is a corporation duly incorporated and organized and validly subsisting under the laws of Bermuda and has the corporate power to own and dispose of the BahamasCo Shares to enter into this Agreement and to perform its obligations hereunder.

(b)
This Agreement has been duly authorized, executed and delivered by the Vendor and is a legal, valid and binding obligation of the Vendor, enforceable against the Vendor by the Purchaser in accordance with its terms, except as may be limited by laws of general application affecting the rights of creditors.

(c)
No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of the BahamasCo Shares or the ChileCo Shares.

(d)
Other than the Purchaser no person has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual or otherwise) capable of becoming an agreement or option for the purchase or acquisition from BahamasCo or GM Campana Ltd. of its interest in ChileCo or from ChileCo of its interest in the Property.

(e)
The Vendor is the absolute legal and beneficial owner of the BahamasCo Shares with good and marketable title thereto free and clear of all Encumbrances and is exclusively entitled to possess and dispose of same to the Purchaser.

(f)
The Vendor is the absolute legal and beneficial owner of GM Campana Ltd. and has the authority to cause GM Campana Ltd. to transfer its interest in ChileCo to the Purchaser, or as the Purchaser may direct.

(g)	BahamasCo and GM Campana Ltd. are collectively the absolute sole legal and beneficial owners of 100% of the shares of ChileCo with good and marketable title thereto free and clear of all Encumbrances.

(h)	ChileCo is the absolute legal and beneficial owner of the Property with good and marketable title thereto free and clear of all Encumbrances except as disclosed in Schedule A.

(i)
The execution, delivery and performance of this Agreement by the Vendor, and the consummation of the transactions herein provided for, will not result in the breach or violation in any material respect of any of the provisions of, or constitute a default under, or conflict with any laws applicable to the Vendor, BahamasCo or ChileCo.

(j)
The compliance by the Vendor with the provisions of this Agreement and the consummation of the transactions contemplated herein do not require the consent, approval or authorization of, or registration or qualification with, any governmental authority, stock exchange, securities regulatory authority or other person, except as contemplated in Section 6.02(b)(vii) hereof.

3.02                  Representations and Warranties of the Purchaser

                          The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor contemplated herein:

(a)
The Purchaser is a corporation duly incorporated and organized and validly subsisting under the laws of British Columbia and has the corporate power to enter into this Agreement and to perform its obligations hereunder and has all requisite corporate power and authority and is qualified or authorized to carry on its business as now conducted and to own, lease and operate its property and assets in all jurisdictions where such qualification or authorization is required.

(b)
This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms.

(c)
The Purchaser is authorized to issue 100,000,000 common shares, of which, as of the date hereof, 10,768,000 common shares are issued and outstanding as fully paid and non-assessable shares and the only options or warrants to acquire common shares of the Purchaser outstanding as at the date hereof are options and warrants to acquire an aggregate of 5,928,441 common shares of the Purchaser.

(d)
All necessary corporate action has been taken to authorize the issue of, and the delivery of certificates representing, the Lumina Shares and, on the Closing Date, such shares will be issued as fully paid and non-assessable shares of the Purchaser.

(e)
All necessary corporate action has been taken to authorize the issue of the Warrant and, on the Closing Date, the Warrant will be issued, and the Warrant Shares will be allotted and reserved for issue and will be conditionally issued and, when issued upon the exercise of the Warrant, will be issued as fully paid and non-assessable shares of the Purchaser.

(f)
Except as contemplated in Section 6.02(b)(iv), the compliance by the Purchaser with the provisions of this Agreement and the consummation of the transactions contemplated herein do not (i) require the consent, approval or authorization of, or registration or qualification with, any governmental authority, stock exchange, securities regulatory authority or other person, except as have been obtained, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Purchaser or any of its properties is bound, or the articles or by-laws of the Purchaser, or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or any arbitrator, stock exchange or securities regulatory authority applicable to the Purchaser or any of its properties or assets which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Purchaser.

(g)
The Purchaser is up-to-date in all of its filings under applicable securities laws and the rules of any stock exchange upon which any of its securities are listed or posted for trading and all such filings complied, as of their respective dates, in all material respects with applicable securities laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and collectively constitute full, true and plain disclosure of all material facts relating to the Purchaser.

(h)
No order preventing or suspending trading in any securities of the Purchaser or prohibiting the issue and sale of securities by the Purchaser has been issued and no such proceedings for either of such purposes are pending or, to the best of the knowledge of the Purchaser, threatened.

(i)
Other than as publicly disclosed, there has not occurred any material adverse change, financial or otherwise, in the assets, liabilities (contingent or otherwise), business, financial condition or prospects of the Purchaser or in the capital of the Purchaser since December 31, 2002.

(j)
There are no actions, suits, proceedings or enquiries pending or, to the best of the knowledge of the Purchaser, threatened, against or affecting the Purchaser or to which any property of the Purchaser is subject, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially and adversely affect the Purchaser.

ARTICLE 4
COVENANTS

4.01                  Covenants of the Vendor

(a)
The Vendor shall use commercially reasonable efforts to obtain any and all third party consents which are required for the sale, transfer and assignment to the Purchaser of the BahamasCo Shares and the one share of ChileCo held in trust by GM Campana Ltd.

(b)
The Vendor shall indemnify and save harmless the Purchaser from and against all losses, damages or expenses directly or indirectly suffered by the Purchaser resulting from any breach of a representation or covenant of the Vendor contained in this Agreement and from loss, damage or expense directly or indirectly suffered by the Purchaser in connection with the Lawsuit (as defined in Paragraph 4(a) of Schedule B hereto).

(c)	The Vendor shall cause GM Campana Ltd. to transfer the one share of ChileCo it holds in trust to the Purchaser or as the Purchaser may direct.

(d)
On or before the Closing Date, the Vendor shall execute any and all transfer documents, bills of sale or other conveyances requested by the Purchaser (which shall be responsible to have same prepared and registered at the Purchaser’s expense), which may be reasonably required to effect the transaction contemplated herein and the Purchaser shall be required to execute any agreement reasonably required by the Vendor.

(e)
On or before the Closing Date, the Vendor will deliver to the Purchaser’s representative in the Bahamas or Chile, as the case may be, possession of all books and records of BahamasCo and ChileCo and all other documents, files, records and other data, financial or otherwise in the possession of the Vendor, after reasonable investigation, relating to BahamasCo and ChileCo, including without limitation technical reports and data in respect of the Property prepared by third parties.

(f)
At any time up to the Closing Date, the Vendor will permit the Purchaser, and its auditors, solicitors and other authorized persons, to make such investigation of BahamasCo and ChileCo and of each’s financial and legal condition as the Purchaser deems necessary or advisable to familiarize itself with such matters and to have reasonable access to all records, documents and other information related to BahamasCo and ChileCo.

(g)	From the date of this Agreement to the Closing Date, the Vendor will cause BahamasCo and ChileCo to:

	(i)	carry on business in the ordinary course, in a prudent, businesslike and efficient manner; and

	(ii)	take reasonable care to protect and safeguard their respective assets.

(h)	From the date of this Agreement to the Closing Date, the Vendor will not permit BahamasCo or ChileCo, without the prior consent in writing of the Purchaser, to:

	(i)	purchase or sell, consume or otherwise dispose of any of its assets except in the ordinary course of business;

	(ii)	enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

	(iii)	settle any account receivable of a material nature at less than face value net of the reserve for that account;

	(iv)	waive or surrender any material right;

	(v)	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business; or

(vi)	make any capital expenditure or commitment for any capital expenditure, distributions, share issuances or undertake any activity which will adversely affect BahamasCo or ChileCo.

4.02                  Covenants of the Purchaser

(a)
The Purchaser shall use commercially reasonable efforts to obtain any and all third party consents which are required for the issue of the Lumina Shares and the Warrant to the Vendor as contemplated hereby.

(b)
The Purchaser shall indemnify and save harmless the Vendor from and against all losses, damages or expenses directly or indirectly suffered by the Vendor resulting from any breach of a representation or covenant of the Purchaser contained in this Agreement.

(c)
At any time up to the Closing Date, the Purchaser will permit the Vendor, and its auditors, solicitors and other authorized persons, to make such investigation of the Purchaser and of its financial and legal condition as the Vendor deems necessary or advisable to familiarize itself with such matters and to have reasonable access to all records, documents and other information related to the Purchaser.

(d)	From the date of this Agreement to the Closing Date, the Purchaser will:

	(i)	carry on business in the ordinary course, in a prudent, businesslike and efficient manner; and

	(ii)	take reasonable care to protect and safeguard its assets.

(e)	From the date of this Agreement to the Closing Date, the Purchaser will not, without the prior consent in writing of the Vendor:

	(i)	purchase or sell, consume or otherwise dispose of any of its assets except in the ordinary course of business;

	(ii)	enter into any contract or assume or incur any liability except in the ordinary course of business and which is not material;

	(iii)	settle any account receivable of a material nature at less than face value net of the reserve for that account;

	(iv)	waive or surrender any material right;

	(v)	discharge, satisfy or pay any mortgage, pledge, deed of trust, lien, claim, encumbrance, charge, obligation or liability except in the ordinary course of business; or

(vi)	make any capital expenditure or commitment for any capital expenditure, distributions, share issuances or undertake any activity which will adversely affect the Purchaser.

4.03                  Covenant re Taxes

                          The parties acknowledge that the Vendor has not conducted an independent investigation to confirm that all necessary tax returns and reports have been filed, and all taxes or other governmental charges have been paid, in Chile by BahamasCo, ChileCo or its 51% owned subsidiary. The Vendor hereby covenants to undertake such an independent investigation following the execution of this Agreement and agrees that, if any such taxes or governmental charges are owing by any of such entities, the Vendor will indemnify the Purchaser for the amount by which such taxes and charges exceeds the value of the cash and cash equivalents (including without limiting the generality of the foregoing, mutual fund securities) held by such entities. The Purchaser hereby agrees that, once such investigation is completed and such taxes and charges, if any, are paid, the Purchaser shall pay to the Vendor an amount by certified cheque or wire transfer equal to the aggregate of (i) the value of such cash or cash equivalents held by BahamasCo or ChileCo and (ii) 51% of the value of such cash or cash equivalents held by the 51% owned subsidiary of ChileCo.

ARTICLE 5
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.01                  Survival of Vendor’s Representations and Warranties

                          The representations and warranties of the Vendor set forth herein shall survive the completion of the sale and purchase herein provided and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser for a period of twenty-four (24) months from the Closing Date.

5.02                  Survival of Purchaser’s Representations and Warranties

                          The representations and warranties of the Purchaser set forth herein shall survive the completion of the sale and purchase herein provided and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of twenty-four (24) months from the Closing Date.

5.03                  Waiver of Other Representations

                          Except as otherwise expressly provided herein: (i) the Vendor’s interest in the Property is being transferred “as is, where is, with all faults”; and (ii) the Vendor expressly disclaims any representations and warranties of any kind or nature, express or implied, as to the condition, value or quality of the Property.

ARTICLE 6
CONDITIONS OF CLOSING

6.01                  Purchaser’s Conditions

                          The obligations of the Purchaser to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent:

(a)
All consents or approvals from or notifications to third parties required with respect to the transfer of the BahamasCo Shares and the share of ChileCo held in trust by GM Campana Ltd. to the Purchaser, or otherwise in connection with the consummation of the transactions contemplated under this Agreement, shall have been duly obtained or given, as the case may be, at or before the Closing Date.

(b)
All representations made by the Vendor herein shall be true as of the Closing Date and the Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

(c)
The Purchaser shall have received a title opinion from its counsel in Chile in respect of the Property satisfactory to the Purchaser, acting reasonably and shall, acting reasonably, be satisfied with its legal and financial due diligence of BahamasCo and ChileCo and its technical review of the Property.

(d)
The Purchaser shall have received on or before the Closing Date: (i) all conveyances, transfers and assignments in form and content satisfactory to the Purchaser, acting reasonably, appropriate to effectively vest a good and marketable title to the BahamasCo Shares and the share of ChileCo held in trust by GM Campana Ltd. in the Purchaser or as the Purchaser may direct; and (ii) an assignment of indebtedness, if any, of BahamasCo and/or ChileCo to the Vendor.

(e)	No action or proceeding against BahamasCo, ChileCo or the Vendor will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to:

(i)
enjoin or prohibit the purchase and sale of the BahamasCo Shares and the share of ChileCo held in trust by GM Campana Ltd. and ultimately the ChileCo Shares and the Property contemplated by this Agreement or the right of the Purchaser to own the BahamasCo Shares or of BahamasCo to own the ChileCo Shares;

	(ii)	enjoin or prohibit the right of BahamasCo or ChileCo to conduct its operations in the ordinary course as its operations have been carried on in the past; or

	(iii)	constitute a material adverse change to or effect on BahamasCo, ChileCo or the Property.

(f)
If any of the conditions in Section 6.01(a) through 6.01(e) are not fulfilled or waived, the Purchaser on the Closing Date may rescind this Agreement by notice in writing to the Vendor. In such event, the Purchaser shall be released from all obligations under this Agreement and the Vendor will also be released.

(g)
The conditions in this Section 6.01 may be waived in whole or in part without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

(h)
It is not a condition of Closing that the Purchaser is able to option or acquire lands or interests adjacent to the Property and the Purchaser agrees to act in good faith with respect to closing this transaction notwithstanding its inability to acquire such lands or interests.

6.02                  Vendor’s Conditions

                          The obligations of the Vendor to complete the transactions contemplated by this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Date, each of the following conditions precedent:

(a)
All representations made by the Purchaser herein shall be true as of the Closing Date and the Purchaser shall have performed or complied with, in all material respects, all its other obligations, covenants and agreements under this Agreement.

(b)	The Vendor shall have received on or before the Closing Date the following:

	(i)	a certificate representing the Lumina Shares of the Purchaser issued to the Vendor in partial satisfaction of the Purchase Price;

	(ii)	a certificate representing the Warrant of the Purchaser issued to the Vendor in partial satisfaction of the Purchase Price;

	(iii)	evidence that the Purchaser is a reporting issuer in good standing in the Province of British Columbia;

	(iv)	evidence of the listing on the Toronto Venture Exchange of the Lumina Shares and the Warrant Shares;

	(v)	evidence of the registration under the Personal Property Security Act (British Columbia) of the Vendor’s security interest in the Property as contemplated by Section 2.02(d);

(vi)
an agreement from the Purchaser not to, directly or indirectly, transfer or allow to lapse any of the claims comprising the Property as of the Closing Date, and to maintain such claims in good stead, until the earlier of receipt by the Vendor of the Difference Payment or a determination that the

Difference Payment is not payable, such agreement to provide, inter alia, that in the event of default of payment of the Difference Payment, the Vendor’s sole recourse shall be return of the Property;

	(vii)	the consent of the Toronto Stock Exchange to the sale contemplated herein, if required, and the approval of the directors of the parent company of the Vendor;

	(viii)	an opinion of counsel to the Purchaser in form satisfactory to the Vendor in connection with the issuance of the Lumina Shares, the Warrant and the Warrant Shares; and

	(ix)	a certificate of status of the Purchaser.

(c)	No action or proceeding against the Purchaser will be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to:

	(i)	enjoin or prohibit the purchase and sale of the BahamasCo Shares contemplated by this Agreement or the right of the Vendor to own the Lumina Shares, the Warrant or the Warrant Shares;

	(ii)	enjoin or prohibit the right of the Purchaser to conduct its operations in the ordinary course as its operations have been carried on in the past; or

	(iii)	constitute a material adverse change to or effect on the Purchaser.

(d)
If any of the conditions in Sections 6.02(a) through (c) are not fulfilled or waived, the Purchaser on the Closing Date may rescind this Agreement by notice in writing to the Vendor. In such event, the Purchaser shall be released from all obligations under this Agreement and the Vendor will also be released.

(e)
The conditions in this Section 6.02 may be waived in whole or in part without prejudice to any right of rescission or any other right in the event of the non-fulfilment of any other condition or conditions. A waiver will be binding only if it is in writing.

ARTICLE 7
GENERAL

7.01                  Fees and Expenses

                          Each party will be responsible for its own legal expenses and fees and all other fees and expenses related to the transaction contemplated herein.

7.02                  Further Assurances

                          Each of the Vendor and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may,

either before or after the Closing Date, reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

7.03                  Time of the Essence

                          Time shall be of the essence of this Agreement.

7.04                  Benefit of the Agreement

                          This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

7.05                  Invalidity of Provisions

                          Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

7.06                  Entire Agreement

                          This Agreement, including the schedules attached hereto, the agreement contemplated in Section 6.02(b)(vi) hereof, and the confidentiality agreement entered into by the Purchaser and the parent company of the Vendor constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancel and supersede any prior understandings and agreements, whether written or oral, between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

7.07                  Amendments and Waiver

                          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

7.08                  Assignment

                          This Agreement may not be assigned by any party hereto without the written consent of the other parties hereto.

7.09                  Notices

                          Any notice to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by e-mail addressed to the recipient as follows:

(a)	To the Purchaser:

Lumina Copper Corp.
1550-625 Howe Street
Vancouver, British Columbia
V6C 2T6

Attention: Anthony Floyd
E-mail: afloyd@luminacopper.com

(b)	To the Vendor:

General Minerals Corporation Limited
c/o General Minerals Corporation
Suite 150
4610 South Ulster Street
Denver, Colorado 80237

Attention: Ralph G. Fitch
E-mail: RalphFitch@cs.com

or to such other address or e-mail address or individual as may be designated by notice given by one party to the others. Any notice given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth business day following the deposit thereof in the mail and, if given by e-mail shall be deemed given and received on the date of such transmission if received during the normal business hours of the recipient and on the first business day following if it is received after the end of such normal business hours on the date of its transmission. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system, which might affect the delivery of mail, any such notice shall not be mailed but shall be given by personal delivery or by e-mail.

7.10                  Governing Law

                          This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

7.11                  Facsimile Execution

                          An executed copy of this Agreement may be delivered by either party by facsimile and such facsimiles taken together shall be deemed to be an original. In such event, such party shall forthwith deliver to the other party an original copy of such Agreement executed by such party provided that the failure to deliver same shall not affect the enforceability of this Agreement.

                          IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written above.

GENERAL MINERALS
CORPORATION LIMITED

By: ___________________________________
       Name: Ralph G. Fitch
       Title:   President and Chief Executive Officer

LUMINA COPPER CORP.

By: ___________________________________
       Name: Anthony Floyd
       Title:   President

SCHEDULE A

EXPLOTACION
NOMBRE	N"		COMUNA	ROL MINERO	DATOS DE INSCRIPCIÓN			REGISTRO	CONSERVADOR	VIGENCIA
DE LA	DE	CONCESIONARIO			CONSERVADOR DE MINAS
CONCESION	HAS				FOJAS	NUMERO	AÑO
San José 1/3000 (14)*	70	SLM San Jose Uno De Lo Vicuña	Putaendo	05504-0138-K	1 vuelta	2	1976	Propiedad	Putaendo	Indefinida
Tigre Dos 1/20 (2)	10	Cia Mra Vizcachitas Holding	Putaendo	05604-0285-6	7	2	1999	Propiedad	Putaendo	Indefinida
Tigre Cuatro 1/20 (2)	10	Cia Mra Vizcachitas Holding	Putaendo	05604-0286-4	13	3	1999	Propiedad	Putaendo	Indefinida
Tigre Cinco 1/60 (21)	99	Cia Mra Vizcachitas Holding	Putaendo	05604-0287-2	18 vuelta	4	1999	Propiedad	Putaendo	Indefinida
León II 1/30 (2)	20	Cia Mra Vizcachitas Holding	Putaendo	05604-0289-9	33 vuelta	6	1999	Propiedad	Putaendo	Indefinida
León III 1/30 (2)	20	Cia Mra Vizcachitas Holding	Putaendo	05604-0290-2	38	7	1999	Propiedad	Putaendo	Indefinida
León IV 1/30 (2)	20	Cia Mra Vizcachitas Holding	Putaendo	05604-0291-0	42 vuelta	8	1999	Propiedad	Putaendo	Indefinida
León V 1/30 (1)	10	Cia Mra Vizcachitas Holding	Putaendo	05604-0292-9	47	9	1999	Propiedad	Putaendo	Indefinida
TOTAL CONCESIONES DE EXPLOTACIÓN (8)
TOTAL HECTÁREAS EXPLOTACION 259

EXPLORACION
NOMBRE	N"		COMUNA	ROL MINERO	DATOS DE INSCRIPCIÓN			REGISTRO	CONSERVADOR	VIGENCIA
DEL	DE	CONCESIONARIO			CONSERVADOR DE MINAS
PEDIMENTO	HAS				FOJAS	NUMERO	AÑO
Loma Uno**	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0481-6	78 vuelta	66	2003	Descubrimientos	Putaendo	25-May-05
Loma Dos**	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0482-4	80 vuelta	67	2003	Descubrimientos	Putaendo	25-May-05
Loma Tres**	100	Cia Mra Vizcachitas Holding	Putaendo	05604-0483-2	82 vuelta	68	2003	Descubrimientos	Putaendo	25-May-05
Loma Cuatro**	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0512-K	41	33	2003	Descubrimientos	Putaendo	En Tramite
Loma Cinco	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0513-8	42	34	2003	Descubrimientos	Putaendo	En Tramite
Loma Seis	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0514-6	43	35	2003	Descubrimientos	Putaendo	En Tramite
Loma Siete	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0515-4	44	36	2003	Descubrimientos	Putaendo	En Tramite
Loma Ocho	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0516-2	45	37	2003	Descubrimientos	Putaendo	En Tramite
Loma Nueve	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0517-0	46	38	2003	Descubrimientos	Putaendo	En Tramite
Loma Diez	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0518-9	47	39	2003	Descubrimientos	Putaendo	En Tramite
Loma Once	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0519-7	48	40	2003	Descubrimientos	Putaendo	En Tramite
Loma Doce	200	Cia Mra Vizcachitas Holding	Putaendo	05604-0520-0	49	41	2003	Descubrimientos	Putaendo	En Tramite
Loma Trece	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0521-9	50	42	2003	Descubrimientos	Putaendo	En Tramite
Loma Catorce	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0522-7	51	43	2003	Descubrimientos	Putaendo	En Tramite
Loma Quince	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0523-5	52	44	2003	Descubrimientos	Putaendo	En Tramite
Loma Dieciseis**	100	Cia Mra Vizcachitas Holding	Putaendo	05604-0524-3	53	45	2003	Descubrimientos	Putaendo	En Tramite
Loma Diecisiete	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0525-1	54	46	2003	Descubrimientos	Putaendo	En Tramite
Loma Dieciocho	300	Cia Mra Vizcachitas Holding	Putaendo	05604-0526-K	55	47	2003	Descubrimientos	Putaendo	En Tramite
Loma Diecinueve	100	Cia Mra Vizcachitas Holding	Putaendo	05604-0527-8	76 vuelta	64	2003	Descubrimientos	Putaendo	En Tramite
TOTAL CONCESIONES EXPLORACIÓN (19)
TOTAL HECTÁREAS EXPLORACION 5000

*The San Jose Concession is held by SLM San Jose Uno De Lo Vicuña. C.M. Vizcachitas Holdings owns 51% of SLM San Jose Uno De Lo Vicuña. The 51% is subject to a 2% NSR royalty for surface mining and a 1% NSR royalty for underground mining. For greater clarification this means there is a 1.02% surface and 0.51% underground NSR royalty on production from the San Jose Concession. This royalty can be purchased for US$1,020,000.

** These 5 Exploracion concessions overlap the 189 ha Tigre and Leon Explotacion Concessions.

SCHEDULE B

1.	Corporate and Share Representations

(a)
BahamasCo is a corporation duly incorporated under the laws of the Bahamas, is not a reporting or public company, or listed on any stock exchange and is a valid and subsisting company in good standing. ChileCo is a corporation duly incorporated under the laws of Chile, is not a reporting or public company, or listed on any stock exchange and is a valid and subsisting company in good standing.

(b)
BahamasCo and ChileCo were set up in accordance with law solely to facilitate the ownership, directly or indirectly, of mining concessions in a foreign country, have been used for no other purpose and have the corporate power to own the assets owned by them, carry on the business carried on by them and they have all licences and permits requisite for their business.

	(c)	The BahamasCo Shares are the only shares of BahamasCo issued and outstanding. The ChileCo Shares are the only shares of ChileCo issued and outstanding.

	(d)	The BahamasCo Shares and the ChileCo Shares are validly issued and outstanding as fully paid and non-assessable shares in the capital of BahamasCo and ChileCo respectively.

	(e)	There is no change to the memorandum and articles and(or) constating documents, as the case may be, of BahamasCo and ChileCo which has not been recorded in the appropriate company registry office.

(f)
No person, firm or corporation has any agreement or option or any right capable of becoming an agreement to purchase or otherwise acquire any of the unissued shares in the capital of BahamasCo or ChileCo, as the case may be, or any other interest in BahamasCo or ChileCo.

2.	Financial and Tax Representations

	(a)	Neither BahamasCo or ChileCo has any debts or liabilities, contingent or otherwise.

	(b)	Neither the Vendor nor any affiliate, officer, director or employee of BahamasCo, the Vendor or ChileCo is now indebted or under obligation to BahamasCo or ChileCo on any account.

(c)
Since December 31, 2002, there has not been any material adverse change in the financial position or condition of BahamasCo or ChileCo or any damage, loss or other material adverse change in circumstances affecting the business or assets of BahamasCo or ChileCo or its right or capacity to carry on business.

(d)
All material transactions of BahamasCo and ChileCo have been promptly and properly recorded or filed in or with its respective books and records. The minute books of BahamasCo and ChileCo contain records of all the meetings and proceedings of shareholders and directors of BahamasCo and ChileCo.

(e)
To the knowledge of the Vendor without independent investigation, all tax returns and reports of BahamasCo and ChileCo required by law to be filed before the date of this Agreement have been filed and are true, complete and correct and all taxes and other government charges have been paid or accrued and there will be no unpaid taxes or government charges in respect of the period ending on the Closing Date.

(f)
Adequate provision has been made for taxes payable for each current period for which tax returns are not yet required to be filed by BahamasCo or ChileCo, and there are no waivers or other arrangements providing for an extension of time for the filing of any tax return, or payment of any tax, government charge or deficiency, by BahamasCo or ChileCo.

	(g)	The Vendor is a resident of Bermuda.

	(h)	To the best of the Vendor’s knowledge, BahamasCo and ChileCo have paid all taxes which are exigible.

3.	Property Representations and Acknowledgement

	(a)	The Property is in good standing.

(b)
The Vendor makes no representation or warranty of any kind, whether express or implied, with respect to the completeness or accuracy of the technical reports and data relating to the Property, and the Purchaser acknowledges that it has made its own assessment of the merit of the Property.

(c)
The Vendor has not received written notice of any administrative or judicial judgment, order, decree or proceeding that relates to violation of Environmental Laws or other Laws with respect to the Property or that relates to a violation of Environment Laws that has not been remediated to the satisfaction of the applicable governmental authority with jurisdiction over such release, discharge, emission or disposal.

	(d)	There are no material contracts to which either BahamasCo or ChileCo is party.

	(e)	There are no employees that could have claims for severance against BahamasCo or ChileCo.

4.	General Vendor Representations

	(a)	There is no litigation, claim or proceeding, including appeals and applications for review, in progress or (to the Vendor’s knowledge) pending or threatened against or relating to BahamasCo, ChileCo or affecting the Property before any court, governmental department, commission, board, bureau or agency, or arbitration panel, and there is not presently outstanding against BahamasCo, ChileCo or the Property any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency or arbitrator which materially adversely affects the Property, ChileCo or BahamasCo other than a civil lawsuit (the “Lawsuit”) filed in Chile by Ruben Palma Mejias in connection with the death of his son, an employee of Compania Minera General Minerals, who was killed while working at the Escalones property.

(b)
Neither BahamasCo nor ChileCo is in breach of any law, ordinance, statute, regulation, bylaw, order, decree, or permit to which it is subject or which applies to it and the uses to which the assets of BahamasCo or ChileCo have been put are not in breach of any law, ordinance, statute, regulation, bylaw, order, decree or permit, which breach could have a material adverse effect on the Property, ChileCo or BahamasCo.

(c)	BahamasCo does not carry on business anywhere other than the Bahamas and ChileCo does not carry on business anywhere other than Chile.

(d)
Neither the making of this Agreement, the completion of the transactions contemplated by it, nor the performance of or compliance with its terms will violate the memorandum or articles or constating documents of BahamasCo or ChileCo or any agreement to which ChileCo or BahamasCo is a party; nor will they give any person or company any right to terminate or cancel any agreement or any right enjoyed by BahamasCo or ChileCo; or result in the creation or imposition of any lien, claim, encumbrance, charge or restriction of any nature in favour of a third party upon or against the assets of BahamasCo or ChileCo or the BahamasCo Shares or the ChileCo Shares.

(e)	BahamasCo does not own, directly or indirectly, any shares or interests in any other company or firm other than ChileCo.

(f)
The execution and delivery of this Agreement and all documents related to the Closing of the transaction contemplated in this Agreement have been or will on the Closing Date have been duly authorized by all necessary and appropriate corporate proceedings of both BahamasCo and the Vendor.